SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                               January 16, 1997



                             NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)



          Delaware                     1-2979                 41-0449260
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)         Identification No.)



             Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                      55479
(Address of principal executive offices)                          (Zip Code)



       Registrant's telephone number, including area code:  612-667-1234




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ITEM 5.     Other Events.


                           RECENT OPERATING RESULTS



Norwest Corporation's ("Norwest") net income for the year ended December 31, 1996 was $1,153.9 million, or $3.07 per fully diluted common share, an increase of 20.7 percent and 12.5 percent, respectively, over the $956.0 million or $2.73 per fully diluted common share earned in 1995. Return on realized common equity was 21.9 percent and return on assets was 1.51 percent in 1996, compared with 22.3 percent and 1.44 percent, respectively, in 1995.

The 1996 results above include a non-recurring charge of $19.0 million before income taxes (3 cents per fully diluted share) for the Savings Association Insurance Fund (SAIF) recapitalization assessment recorded in the third quarter. Excluding the $19.0 million charge, net operating earnings were $1,165.7 million or $3.10 per fully diluted share for the year ended December 31, 1996. On an operating basis, return on realized common equity was 22.1 percent and return on assets was 1.52 percent in 1996.

For the quarter ended December 31, 1996, net income was $308.1 million, an increase of 18.7 percent over the $259.7 million earned in the fourth quarter of 1995. Fully diluted earnings per common share were 81 cents, compared with 72 cents in the fourth quarter of 1995, an increase of 12.5 percent. Return on realized common equity for the fourth quarter of 1996 was unchanged from the prior year at 22.0 percent and return on assets was 1.55 percent, compared with 1.42 percent for the same period a year ago.

Consolidated net interest income increased 13.2 percent to $3,701.3 million for the year ended 1996, compared with the same period in 1995. Growth from the prior year was principally due to a 12.7 percent growth in average earning assets and a 5 basis point increase in net interest margin. Net interest income in the fourth quarter of 1996 was $946.3 million, compared with $887.6 million in the fourth quarter of 1995, an increase of 6.6 percent. The improvement from the fourth quarter of 1995 was principally due to a 6.4 percent growth in average earning assets, partially offset by the accounting impact for the sale and securitization of $1.1 billion of automobile loans in the last quarter of 1996.

For the year ended 1996, Norwest's provision for credit losses amounted to $394.7 million or 102 basis points of average loans and leases, compared with $312.4 million or 88 basis points for 1995. Net credit losses, as a percent of average loans and leases were 99 basis points in 1996, compared with 86 basis points in 1995. Norwest provided $113.6 million for credit losses in the fourth quarter of 1996, or 114 basis points of average loans and leases on an annualized basis. This compares with $95.9 million or 102 basis points, in the same period a year ago. Net credit losses totaled $113.6 million in the fourth quarter of 1996, compared with $95.9 million in the fourth quarter of 1995. As a percent of average loans and leases, net credit losses were 114 basis points in the fourth quarter of 1996, compared with 102 basis points in the same period a year ago. The increase in the provision for credit losses for the fourth quarter and the full year 1996 over the same periods of 1995 is

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principally due to higher levels of charge-offs in regions which have had acquisitions and higher consumer credit charge-offs.

Non-performing assets totaled $200.0 million at December 31, 1996, $6.0 million below the level at December 31, 1995. As a percent of loans, leases and other real estate owned, non-performing assets were 0.51 percent at December 31, 1996, compared with 0.57 percent at the same time last year. Reserve coverage of non-performing assets was 520.4 percent at December 31, 1996, and the allowance for credit losses was 2.64 percent of loans and leases.

For the year ended 1996, consolidated non-interest income was up $716.4 million to $2,564.6 million, an increase of 38.8 percent over 1995. Contributing to the 1996 increase was growth in virtually all categories, including trust, fees and service charges, insurance, mortgage banking revenues and net venture capital gains. Non-interest income in 1996 also benefited from gains on the disposition of credit card receivables held for sale. Non-interest income was $738.1 million in the fourth quarter of 1996, an increase of $215.8 million, or 41.3 percent, from the fourth quarter of 1995. Such increases were principally due to higher fees and service charges, mortgage banking revenues and net venture capital gains.

For the year ended December 31, 1996, non-interest expenses increased $707.4 million from 1995 and amounted to $4,089.7 million. In addition to the non-recurring charge of $19.0 million for the SAIF recapitalization assessment, the increase in non-interest expenses resulted from higher operating expenses associated with acquisitions and certain one-time acquisition charges of $59.6 million related to completed 1996 transactions, and writedowns of goodwill and other intangibles of $91.4 million before taxes, partially offset by reduced pension benefits expense of $53.2 million due to changes in pension assumptions. Non-interest expenses were $1,103.0 million in the fourth quarter of 1996, compared with $934.9 million in the last quarter of 1995, an increase of 18.0 percent. Non-interest expenses in the fourth quarter 1996 reflect increased year-end operating expenses and $59.1 million of miscellaneous asset writedowns and valuation reserves.

For the year ended 1996, the Banking Group's earnings were $764.6 million, an increase of 27.0 percent over the $602.2 million earned in the year ended 1995. The increased earnings were due to increases of $295.3 million in net interest income and $371.8 million in non-interest income, principally growth in trust, fees and service charges, higher venture capital gains and gains on sales of credit card receivables. Partially offsetting these increases were additional provisions for credit losses of $3.7 million due to higher charge-offs and higher non-interest expenses of $352.9 million. The increase in non-interest expenses over 1995 was due to increased operating expenses of acquisitions, writedowns of goodwill and other intangibles and the non-recurring SAIF recapitalization assessment, partially offset by reduced pension benefit expenses. Norwest's Banking Group reported earnings of $204.5 million in the fourth quarter of 1996, 26.1 percent above fourth quarter 1995 earnings of $162.2 million. Norwest Venture Capital had net unrealized appreciation in its investment portfolio of $237.7 million at December 31, 1996.

Mortgage Banking earned $125.0 million in 1996, an increase of 19.2 percent over the $104.9 million earned in 1995. Mortgage Banking earned $32.1 million in the fourth quarter of 1996, compared with $29.4 million in the fourth

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quarter of 1995.  Combined gains on sales of mortgages and servicing rights in
1996 amounted to $70.5 million, compared with $57.1 million in 1995. The pipeline of unclosed mortgage loans was $7.7 billion at December 31, 1996, compared with $7.5 billion at year-end 1995. Mortgage loan originations were $51.5 billion for the year and $11.6 billion in the fourth quarter of 1996, compared with $33.9 billion and $10.9 billion, respectively, for the same periods in 1995. The servicing portfolio totaled $179.7 billion at December 31, 1996, and had a weighted average coupon of 7.77 percent. Capitalized mortgage servicing rights amounted to $2.6 billion or 147 basis points of the mortgage servicing portfolio at December 31, 1996.

Norwest Financial's earnings were $264.3 million in 1996, an increase of 6.2 percent over the $248.9 million earned in 1995. Norwest Financial reported fourth quarter 1996 net income of $71.5 million, an increase of 5.0 percent from 1995 fourth quarter earnings of $68.1 million. The increases in Norwest Financial's earnings were due to increases in net interest income partially offset by a higher provision for credit losses and one-time charges of $9.5 million after tax for write-off of the remaining original acquisition goodwill and settlement of litigation. Net interest income increased 16.8 percent as average finance receivables grew 14.9 percent. Norwest Financial's net charge-offs in the fourth quarter of 1996 were $68.8 million, compared with $48.5 million in the fourth quarter of 1995. As a percent of average loans, net charge-offs were 3.24 percent and 3.71 percent for the year and fourth quarter of 1996 respectively, compared with 2.52 percent and 2.77 percent for the same periods a year ago.

At December 31, 1996, consolidated total assets were $80.2 billion, compared with $72.1 billion at December 31, 1995. Consolidated loans and leases, net of unearned discount, increased 8.9 percent from December 31, 1995, and totaled $39.4 billion at December 31, 1996. Adjusting for the securitization of $1.1 billion of automobile loans and other loan sales in 1996, loans and leases increased 12.8 percent from 1995. Consolidated total deposits were $50.1 billion at December 31, 1996, compared with $42.0 billion at December 31, 1995. Consolidated long-term debt at December 31, 1996 was $13.1 billion, compared with $13.7 billion at year-end 1995. Consolidated stockholders' equity was $6.1 billion at December 31, 1996, compared with $5.3 billion at December 31, 1995. Tier 1 and total capital ratios were 8.63 percent and
10.42 percent, respectively, at December 31, 1996, compared with 8.11 percent and 10.18 percent, respectively, at December 31, 1995. The leverage ratio was
6.15 percent at December 31, 1996 and 5.65 percent at December 31, 1995. Dividends declared per common share were $1.05 for the year and 27 cents for the quarter ended December 31, 1996, compared with 90 cents and 24 cents, respectively, for the same periods of 1995. The dividend payout ratio for 1996 was 34.2 percent, compared with 32.6 percent for 1995.

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                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Norwest Corporation
                                          (Registrant)


Dated: January 23, 1997                   By: /s/ Michael A. Graf
                                          Michael A. Graf
                                          Senior Vice President and Controller
                                          (Principal Accounting Officer)